Exhibit 99.3

Chairman of ChemChina

Ren Jianxin

Transcript of video message for Syngenta employees

February 3, 2016

Fellow Syngenta colleagues,

As you are all aware, today ChemChina and Syngenta officially announced the news about the 100% acquisition of Syngenta. This is indeed a milestone for the entire industry and the global capital markets.

Everyone at ChemChina has a high regard for Syngenta, and we all look forward to embarking on this exciting new journey along with all of you. Though I have known for a long time that Syngenta is a highly respected and great company, I was still deeply impressed by your robust investment in science and strong R&D capabilities after visiting your facilities and R&D center in Switzerland.

Since the beginning, food has always been of paramount necessity for mankind. Food crises have consistently threatened mankind. Tomorrow’s crisis is a certainty; the only uncertainty lies in the time, location and degree at which it will strike upon us. The global food reserve is limited, and can only sustain the global population for 57 days. When you heard that a Chinese company would participate in Syngenta’s development, I am sure that to many of you it came as a surprise. With the world’s largest population and being the world’s largest agricultural country, China is always portrayed in our primary and secondary students’ textbooks, as the following: “Chinese farmers have relied on less than 7% of the world’s arable land to feed 22% of the world’s population”.

The vast numbers of Chinese farmers, just like farmers from other corners of the earth with whom you work, are the embodiment of hard work, ingenuity, and resilience. Indeed, when I say these words, you can truly understand what it means for Syngenta to join ChemChina, and its significance for both our sides.

Syngenta is the leading global agricultural technology company, and it is precisely your passion for innovation, pursuit of science, and values that have enabled Syngenta to continuously occupy such a prominent position within the industry. In the face of a multitude of challenges such as the post-financial crisis, slow recovery of the world economy, global climate change, sudden bursts of geopolitical conflicts, financial volatility and currency fluctuations, all of Syngenta’s employees have responded with composure, and achieved outstanding performance, which are sources of global recognition and respect.

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As part of this transaction, we will retain what Syngenta has showcased to the world, namely its compliance, integrity and responsibility. These seemingly simple codes of conduct and value reflection, are in fact a breath of fresh air that makes Syngenta head and shoulders above others in an era bursting with new concepts. And this is the very reason why we are partnering with Syngenta. In particular, we are most impressed with your commitments to sustainable agriculture, people and the planet through The Good Growth Plan and we aim to help you build on your early successes.

ChemChina is an international company known for its strong growth; it was built on the foundation of Bluestar, a company that I started 32 years ago with a 10,000 RMB loan, in combination with other entities that were once affiliated to the former Chinese Ministry of Chemical Industry, and so from this perspective, it can be dubbed as royal blood and of noble descent. At present, ChemChina is ranked 265th among the Fortune 500 companies. We have always abided by the principles of inclusiveness, pragmatism, humility, cautiousness, and people centered corporate culture.

If you log on our company website, you will notice a big sea wave in the background, and the words “all rivers run into the sea”. This is an ancient Chinese inscription with over 1500 years of history, and it is not only a reflection of our development path, but also a genuine depiction of our broad-mindedness and culture.

Since we implemented our international strategy in 2005, we have successively had companies from France, UK, Australia, Israel, Norway, Italy, and Germany join our ChemChina big family. Our overseas subsidiaries are contributing over half of our annual revenue, and with 48,000 overseas employees scattered around the world, just like family. All of them are promoting their products, businesses, R&D, production and market resource advantage, and are generating synergies among one another, and ultimately have created unparalleled economic and social benefits.

In all our acquisitions, we have always maintained their original organizational structure, kept their name, and maintained their domicile location. We also attach great importance to keeping their management teams and assets intact, including the stability and interests of their employees. I believe that all stakeholders would welcome such long-term stable investment.

To be frank, the negotiation and operation of this transaction is the most challenging project that I have dealt with in my entire professional career. A mix of feelings, such as nervousness and excitement accompanied this journey of the heart, and trust was gradually accumulated and strengthened along the way. I am sure that Michel would very much share such experience with me.

From my first meeting with Michel, and from my subsequent contact with the management, Syngenta’s Board and senior management team have all left me with deep impressions, and I was particularly touched by their passion, sincerity, professionalism, as well as their care for Syngenta and their commitment toward their shareholders and all other stakeholders.

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I have repeatedly stressed the following points to Syngenta’s management, but I would like to once again reiterate my commitment here:

We will earnestly invite Michel to assume a leading role on the Board, keep Syngenta’s management and employees intact and Syngenta’s headquarters in Switzerland. We also commit to upholding, promoting and enhancing the quality of Syngenta’s products, as well as your exemplary reputation for innovation. We will also commit to the highest level of corporate governance and the company’s independence. I sincerely look forward to working with all of you, to realize our common dream and success.

Our collaboration will consolidate and strengthen Syngenta’s leading position in the global crop protection and seeds businesses, allow it to further expand in Asia Pacific, in particular China and India, and in other emerging markets. Furthermore, we will also optimize Syngenta’s procurement and sales distribution channels, optimize production costs and bring Syngenta’s R&D closer and fully accessible to the target customers, thus providing quality solutions and services at proximity to customers.

I am thrilled to be able to participate with Syngenta in providing farmers around the world with a more diverse and better range of options! I am also proud to be working together with Syngenta to provide safe and reliable solutions to the increasing food demand of the global market!

The curtains have just unveiled for this historic union which will match world-renowned Swiss watches in elegance, precision and innovation.

Last, please allow me to extend my gratitude to Michel, John, the Board and the management of Syngenta and all friends who have contributed your hard work and wisdom to this transaction. It is your vision and conviction that have fostered today’s outcome. I am delighted to be able to share these thoughts with you, and thank you for your trust in ChemChina and in myself.

Once again, please accept my warmest greetings, and I wish you all success and great health!

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THE TENDER OFFER FOR THE OUTSTANDING SHARES, AMERICAN DEPOSITARY SHARES AND OTHER OUTSTANDING EQUITY INSTRUMENTS IN THE COMPANY HAS NOT BEEN COMMENCED. THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL COMPANY SECURITIES. THE SOLICITATION AND OFFER TO BUY COMPANY SECURITIES WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS. AT THE TIME THE OFFER IS COMMENCED, CHEMCHINA WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (“SEC”) AND THEREAFTER, THE COMPANY WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE OFFER. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE SINCE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. THE OFFER TO PURCHASE, SOLICITATION/RECOMMENDATION STATEMENT AND RELATED MATERIALS WILL BE FILED BY CHEMCHINA AND THE COMPANY WITH THE SEC, AND INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY CHEMCHINA AND THE COMPANY WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. INVESTORS AND SECURITY HOLDERS MAY ALSO OBTAIN FREE COPIES OF THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY AT WWW.SYNGENTA.COM.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

SOME OF THE STATEMENTS CONTAINED IN THIS ANNOUNCEMENT ARE FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS REGARDING THE EXPECTED CONSUMMATION OF THE ACQUISITION, WHICH INVOLVES A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING THE SATISFACTION OF CLOSING CONDITIONS FOR THE ACQUISITION, SUCH AS REGULATORY APPROVAL FOR THE TRANSACTION AND THE TENDER OF AT LEAST 67% OF THE OUTSTANDING SHARES OF THE COMPANY, THE POSSIBILITY THAT THE TRANSACTION WILL NOT BE COMPLETED AND OTHER RISKS AND UNCERTAINTIES DISCUSSED IN THE COMPANY’S PUBLIC FILINGS WITH THE SEC, INCLUDING THE “RISK FACTORS” SECTION OF THE COMPANY’S FORM 20-F FILED ON FEBRUARY 12, 2015, AS WELL AS THE TENDER OFFER DOCUMENTS TO BE FILED BY CHEMCHINA AND THE SOLICITATION/RECOMMENDATION STATEMENT TO BE FILED BY THE COMPANY. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS, AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE STATEMENTS. THESE STATEMENTS ARE GENERALLY IDENTIFIED BY WORDS OR PHRASES SUCH AS “BELIEVE”, “ANTICIPATE”, “EXPECT”, “INTEND”, “PLAN”, “WILL”, “MAY”, “SHOULD”, “ESTIMATE”, “PREDICT”, “POTENTIAL”, “CONTINUE” OR THE NEGATIVE OF SUCH TERMS OR OTHER SIMILAR EXPRESSIONS. IF UNDERLYING ASSUMPTIONS PROVE INACCURATE OR UNKNOWN RISKS OR UNCERTAINTIES MATERIALIZE, ACTUAL RESULTS AND THE TIMING OF EVENTS MAY DIFFER MATERIALLY FROM THE RESULTS AND/OR TIMING DISCUSSED IN THE FORWARD-LOOKING STATEMENTS, AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE STATEMENTS. CHEMCHINA AND THE COMPANY DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF DEVELOPMENTS OCCURRING AFTER THE PERIOD COVERED BY THIS REPORT OR OTHERWISE.

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